Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-181030-01

September 14, 2012

$300,000,000

3.875% Senior Notes due October 15, 2022

Issuer:	Duke Realty Limited Partnership

Ratings (Moody’s / S&P)*:	Baa2/BBB- (stable/stable)

Securities:	Senior unsecured

Format:	SEC registered

Principal Amount:	$300,000,000

Trade Date:	September 14, 2012

Settlement Date:	September 19, 2012 (T+3)

Maturity Date:	October 15, 2022

Interest Payment Dates:	October 15 and April 15, beginning April 15, 2013

Benchmark Treasury:	1.625% due August 15, 2022

Benchmark Treasury Price / Yield:	97-24 / 1.875%

Spread to Benchmark Treasury:	+205 bps

Yield to Maturity:	3.925%

Coupon:	3.875% per annum (payable semi-annually)

Price to Public:	99.584%

Optional Redemption:	Prior to July 15, 2022 at the Make-Whole Amount of Treasury plus 35 bps. On or after July 15, 2022, the notes will not include a Make-Whole Amount

CUSIP/ ISIN:	26441Y AW7 / US26441YAW75

Joint Book-Running Managers:	Barclays Capital Inc. Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC PNC Capital Markets LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.

* Note: Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; UBS Securities LLC toll-free at 1-877-827-6444, ext. 561 3884; or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.